EXHIBIT 21

                       Subsidiaries of Pomeroy Computer Resources, Inc.

                 Subsidiary                           State of Incorporation
                 __________                           ______________________

             Xenas Communications Corp.                        Ohio

                 The subsidiary does business under the name Envision.

             Technology Integration                            Kentucky
              Financial Services, Inc.

                           f/k/a Pomeroy Computer Leasing Company, Inc.

                 The subsidiary does business under the name Technology Integration Financial Services, Inc.

             Pomeroy Computer Resources of                     South Carolina
            South Carolina, Inc,
                                         E-217